October 30, 2024	News Release 24-18

Dakota Gold Corp. announces leadership transition

LEAD, SOUTH DAKOTA - Dakota Gold Corp. (NYSE American: DC) ("Dakota Gold" or the "Company") announces that Robert Quartermain has been appointed President and Chief Executive Officer, effective immediately. Dr. Quartermain has served as Co-Chairman of the Board of Directors of Dakota Gold since its formation in March 2022 and is the largest individual shareholder of the Company.  Dr. Quartermain succeeds Jonathan Awde, who resigned as President, Chief Executive Officer and director, effective October 30, 2024.

Dr. Stephen O'Rourke, Co-Chairman of Dakota Gold, said "Bob is a seasoned resource executive with extensive experience in exploration through mine development which will be critical as we now advance our Richmond Hill project along the development pathway. His recent success with the discovery and development of the Brucejack Gold Mine in British Columbia, together with his experience as Co-Chairman of Dakota Gold, will enable a smooth transition as we execute on our projects. The Board is very pleased with the progress the company has made in its efforts to revitalize the district and with the continued successful drill results, we are excited about the opportunities the company has to create shareholder value. On behalf of the Board, we thank Jonathan for his contributions to Dakota Gold and wish him well in his future endeavors."

Dr. Quartermain stated, "Jonathan's contributions to Dakota Gold have led our strategic path, and have helped position the Company to deliver on our two priorities - first, to advance the Richmond Hill project through to feasibility study over the next year, and second, to continue evolution of the significant gold potential we have discovered at our Maitland project. We have an experienced team at our head office in Lead with the engineering, financial and environmental depth and bandwidth to advance Richmond Hill. Many of our team have relevant experience working at Coeur's profitable Wharf Mine located adjacent to Richmond Hill. My focus in working with our team will be on introducing the maturity of the Richmond Hill project to the market in this favorable gold environment, which has a paucity of gold development assets in the United States. Our location, on private land in the historic Homestake District, coupled with the talented Dakota Gold team led by Steve O'Rourke in Lead, will allow the Company to execute our strategy for fellow shareholders."

Mr. Awde said, "It has been a privilege to found and lead Dakota Gold through its merger, uplist to the NYSE American, consolidation of the Homestake district, releasing of a multi-million ounce resource for Richmond Hill and supporting two discoveries at Maitland since its formation. The combination of our mineral assets and our team position the Company to drive future success. I will work with Dr. Quartermain and the Board to ensure a smooth transition of my responsibilities as the third largest shareholder of Dakota Gold."

In connection with this leadership transition, Dr. O'Rourke has also assumed the position of Managing Director in support of the CEO and has ceased to be an independent director. Accordingly, Ms. Amy Koenig has been appointed Independent Lead Director. At an appropriate time, the Company will commence a search for a successor Chief Executive Officer.

Dr. Quartermain most recently served as Executive Chairman of Pretium Resources Inc., which he founded in October 2010. Prior to Pretium, he was President and Chief Executive Officer of Silver Standard Resources Inc. (now SSR Mining Inc.) for 25 years from 1985-2010. Dr. Quartermain holds a Bachelor of Science from the University of New Brunswick, a Master of Science from Queens University and Honorary Doctor of Science from the University of New Brunswick.

About Dakota Gold Corp.

Dakota Gold (NYSE American: DC) is a South Dakota-based responsible gold exploration and development company with a specific focus on revitalizing the Homestake District in Lead, South Dakota. Dakota Gold has high-caliber gold mineral properties covering over 48 thousand acres surrounding the historic Homestake Mine. More information about the Company can be found at www.dakotagoldcorp.com.

The Dakota Gold team is focused on new gold discoveries and opportunities that build on the legacy of the Homestake District and its 145 years of gold mining history.

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Shareholder and Investor Inquiries

For more information, please contact:

Dr. Robert Quartermain

Co-Chair, Director, President and Chief Executive Officer

Tel: +1 778-655-9638

Dr. Stephen O'Rourke

Co-Chair, Director and Managing Director

Tel: +1 605-717-2540

Carling Gaze

VP of Investor Relations and Corporate Communications

Tel: +1 605-679-7429

Email: info@dakotagoldcorp.com

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "anticipate," "intend," "plan," "believe," "expect," "may," "should," "will" and similar references to future periods. These forward-looking statements are neither historical facts nor assurances of future performance and instead are based on assumptions and expectations that may not be realized and are inherently subject to numerous risks and uncertainties, which could cause actual results to differ materially from these statements. These risks and uncertainties include, among others, (i) the execution and timing of our planned exploration activities; (ii) our ability to achieve our strategic goals; (iii) the state of the economy and financial markets generally and the effect on our industry; and (iv) the market for our common stock and ability to finance our operations. The foregoing list is not exhaustive. For additional information regarding factors that may cause actual results to differ materially from those indicated in our forward-looking statements, we refer you to the risk factors included in Item 1A of the Company's Annual Report on Form 10-K for the year ended December 31, 2023, as amended, as updated by annual, quarterly and other reports and documents that we may file with the SEC. We caution investors not to place undue reliance on the forward-looking statements contained in this communication. These statements speak only as of the date of this communication, and we undertake no obligation to update or revise these statements, whether as a result of new information, future events or otherwise, except as may be required by law. We do not give any assurance that we will achieve our expectations.